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                                                                    EXHIBIT 10.8

                    BUILDING MATERIALS CORPORATION OF AMERICA
                          2001 LONG-TERM INCENTIVE PLAN

                                  INTRODUCTION

         Building Materials Corporation of America, a Delaware corporation (hereinafter referred to as the "Corporation"), hereby establishes an incentive compensation plan to be known as the "BUILDING MATERIALS CORPORATION OF AMERICA 2001 LONG-TERM INCENTIVE PLAN" (hereafter referred to as the "Plan"). The Plan, by permitting the grant of Incentive Units (as hereafter defined) to eligible employees of the Corporation and the Subsidiaries (as hereafter defined), provides for a long-term incentive system that supports the Corporation's business strategy and emphasizes pay-for-performance by tying reward opportunities to corporate goals.

         The Plan shall become effective on December 31, 2000 (the "Effective Date"), pursuant to the approval by the Board (as hereafter defined) by action taken by the Board at a meeting duly called and held on March 1, 2001. This Plan shall terminate five (5) years after the Effective Date (unless sooner terminated by the Board).

                                 I. DEFINITIONS

         For purposes of this Plan, the following terms shall be defined as follows unless the context clearly indicates otherwise:

         (a) "Board of Directors" or "Board" shall mean the Board of Directors of the Corporation. All determinations by the Board shall be made in good faith in its sole discretion and shall be binding and conclusive.

         (b) "Book Value" shall mean, as of any Valuation Date, the sum of (i) $268,542,680, (ii) the cumulative consolidated net income or loss of the Corporation for the period January 1, 2001 through the date of determination and
(iii) $2,480,625 multiplied by the number of full fiscal quarters of the Corporation that have ended after December 31, 2000 but on or before the date of determination (such product representing a 15% per annum credit on the aggregate dividends or distributions made by the Corporation to its stockholders during the period of October 1, 1997 through December 31, 2000), and excluding, to the extent occurring after December 31, 2000, the impact of (A) nonrecurring operating losses, nonrecurring operating gains and extraordinary items, each as determined in accordance with generally accepted accounting principles, (B) any charge incurred after December 31, 2000 relating to asbestos-related liabilities, (C) net after-tax gains or losses in respect of dispositions of assets by the Corporation other than in the ordinary course of business, (D) any charges relating to amortization of goodwill and other intangibles arising from the management buy-out of GAF Corporation in March 1989, and (E) such other items as the Board of Directors may determine to be extraordinary or unusual and the impact of which should not be included in consolidated


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net income or loss, as the case may be, for the purposes of computing Book
Value. There shall be deducted from Book Value an amount equal to a 15% per annum charge on the aggregate capital contributions made to the Corporation by its stockholders during the period commencing January 1, 2001 and ending with the date of determination (the "Period"), amounts actually received by the Corporation during the Period for shares of its capital stock and, to the extent not actually charged against the net income of the Corporation, on the outstanding principal amount of loans and other advances made to the Corporation by affiliates (excluding Subsidiaries of the Corporation) during the Period. There shall be added to Book Value a 15% per annum credit on the aggregate dividends or distributions (including redemption of shares of its capital stock) made by the Corporation to its stockholders during the Period and, to the extent interest is not actually imputed to the Corporation in respect of such amounts, on the outstanding principal amount of loans and other advances made by the Corporation to affiliates (excluding Subsidiaries of the Corporation) during the Period. Any adjustments to Book Value (including the 15% charge and credit referred to in the preceding two sentences) shall take into account the tax effect, if any, associated therewith. If the Corporation's common stock is converted into or exchanged for other securities or property pursuant to a recapitalization, stock split, combination, reorganization, merger, exchange or similar transaction, or if a sale of all or substantially all of, the common stock of the Corporation shall occur or be pending, Book Value, the Incentive Units and the terms hereof shall be modified by the Board of Directors in such manner as is reasonable under the circumstances. All determinations by the Board of Directors hereunder shall be made in good faith and shall be binding and conclusive.

         (c) "Change in Control of the Corporation" shall mean the occurrence of either of the following events: (i) prior to the time that at least 15% of the then outstanding voting stock of the Corporation or any parent of the Corporation is publicly traded, the Heyman Group ceases to be the "beneficial owner," directly or indirectly, of majority voting power of the voting stock of the Corporation; or (ii) at any other time, any person or entity, other than the Heyman Group, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the voting stock of the Corporation or any parent of the Corporation and the Heyman Group beneficially owns, directly or indirectly, in the aggregate a lesser percentage of the voting stock of the Corporation or such parent, as the case may be, than such other person or entity. The "Heyman Group" shall mean (i) Samuel J. Heyman, his heirs, administrators, executors and entities of which a majority of the voting stock is owned by Samuel J. Heyman, his heirs, administrators or executors and (ii) any entity controlled, directly or indirectly, by Samuel J. Heyman or his heirs, administrators or executors. "Beneficial ownership" shall be determined in accordance with Rule 13d under the Securities Exchange Act of 1934, as amended.

         (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (e) "Corporation" shall have the meaning set forth in the Introduction.

         (f) "Committee" shall have the meaning set forth in Section II(a) hereof.


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         (g) "Effective Date" shall have the meaning set forth in the
Introduction.

         (h) "Employee" shall mean a common-law employee at a salary grade of 12 or above of the Corporation or of any Subsidiary.

         (i) "Exercise Date" shall have the meaning set forth in Section IV(e) hereof.

         (j) "Final Value" shall have the meaning set forth in Section IV(f) hereof.

         (k) "Good Cause" shall, with respect to any Employee, mean (i) the Employee's willful or gross misconduct or willful or gross negligence in the performance of his duties for the Corporation or for any Subsidiary, (ii) the Employee's intentional or habitual neglect of his duties for the Corporation or for any Subsidiary, (iii) the Employee's theft or misappropriation of funds of the Corporation or of any Subsidiary, fraud, criminal misconduct, breach of fiduciary duty or dishonesty in the performance of his duties on behalf of the Corporation or any Subsidiary or commission of a felony, or crime of moral turpitude or any other conduct reflecting adversely upon the Corporation or any Subsidiary or (iv) the Employee's violation of any covenant not to compete or not to disclose confidential information with respect to the Corporation or any Subsidiary.

         (l) "Good Reason" shall, with respect to any Employee, mean a change or changes in the terms of such Employee's employment that are materially adverse to such Employee, including changes relating to salary and bonus, level of responsibility or location of employment.

         (m) "Incentive Unit" shall mean a bookkeeping item equal in value, as of any Valuation Date, to (i) the Corporation's Book Value determined as of such Valuation Date divided by (ii) 1,000,010. The value of each Incentive Unit as of a Valuation Date and the determination of accumulated comprehensive income and losses as of a Valuation Date shall each be determined by the Board and may be adjusted by the Board if the number of outstanding shares of the Corporation's common stock increases or decreases at any time after the Effective Date.

         (n) "Initial Value" shall have the meaning set forth in Section IV(a) hereof.

         (o) "Options" shall mean stock options granted to any Employee under the Corporation's Series A Cumulative Redeemable Preferred Stock option program established in 1996.

         (p) "Plan" shall have the meaning set forth in the Introduction.

         (q) "Retirement" shall mean an Employee's termination of employment after (i) he attains age fifty-five (55) and (ii) the sum of his age and the number of his years of service with the Corporation and/or any Subsidiary equals sixty (60) or more.


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         (r) "Subsidiary" shall mean a corporation or other entity of which more than fifty percent (50%) of the aggregate of its outstanding voting securities are owned directly or indirectly by the Corporation.

         (s) "Valuation Date" shall mean the last day of business of each fiscal quarter of the Corporation.

                               II. ADMINISTRATION

         (a) Administration; Term of Office; Appointment of Chairperson. The Plan shall be administered by a committee (the "Committee") appointed by the Board from among Employees. The Committee shall be comprised, unless otherwise determined by the Board, of the individuals serving as the Corporation's Chief Executive Officer, Chief Financial Officer and Vice President-Human Resources. Each member of the Committee shall hold office until the date that he or she resigns from the Committee or is removed from membership on the Committee by action of the Board. In the event an individual for any reason ceases to be a member of the Committee, the Board shall appoint another qualified individual to serve on the Committee. The members of the Committee shall choose from among themselves one such member to serve as chairperson of the Committee.

         (b) Quorum and Manner of Acting. Except as hereinafter provided, a majority of the members of the entire Committee shall constitute a quorum for the transaction of business and the vote of a majority of the Committee members present at the time of the vote shall be the act of the Committee. In the absence of a quorum at any meeting of the Committee, a majority of the Committee members present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to the Committee members who were not present at the time of the adjournment and, unless such time and place were announced at the meeting at which the adjournment was taken, to the other Committee members. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. In the event any Committee member is disqualified from acting on a specific matter pursuant to Section II(f) hereof, such individual shall not be taken into account in determining whether a quorum of the Committee exists for taking action with respect to such matter. The Committee members shall act only as a Committee and the individual Committee members shall have no power as such. All decisions of the Committee shall be made in good faith in its sole discretion and shall be binding and conclusive.

         (c) Action Without a Meeting. Any action required or permitted to be taken by the Committee at a meeting may be taken without a meeting if all members of the Committee consent in writing to the adoption of a resolution authorizing such action. The resolution and written consents thereto by the members of the Committee shall be filed with the minutes of the proceedings of the Committee.


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         (d) Telephonic Participation. Any one or more members of the Committee may participate in a meeting of the Committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

         (e) Compensation. Members of the Committee shall not be compensated for service as a Committee member.

         (f) Disqualification. Each member of the Committee shall be disqualified from acting as such with respect to all matters that concern such person individually.

         (g) Responsibilities of the Committee. Except to the extent specifically reserved herein for the Board, the Committee shall have all powers, responsibilities and duties for controlling and administering the Plan, including, but not limited to, the following:

                  (i) to establish and enforce certain rules, regulations, and procedures as it deems necessary or proper for the efficient administration of the Plan;

                  (ii) to interpret the Plan, with its interpretations made in good faith to be final and conclusive, and to decide all questions concerning the Plan;

                  (iii) to determine the ongoing eligibility of any individual to participate in the Plan, and to require any person to furnish any information as it may request to properly administer the Plan as a condition to that person receiving any benefit under the Plan;

                  (iv) to compute the amount of benefits that are payable to any Employee or beneficiary in accordance with the provisions of the Plan, and to determine the person or persons to whom those benefits will be paid; and

                  (v) to authorize the payment of benefits from the Plan.

                         III. ELIGIBILITY TO PARTICIPATE

         Each individual who is an Employee of the Corporation, or of any Subsidiary, shall be initially eligible to participate in the Plan. Notwithstanding the above, the identity of the Employees who will be entitled to receive grants of Incentive Units under this Plan or exchange Options for Incentive Units shall be determined by the Board. No individual shall automatically be entitled to receive a grant of Incentive Units or exchange Options for Incentive Units solely because he is classified as an Employee.

                               IV. INCENTIVE UNITS

         (a) Grant of Incentive Units. The Committee may, in its sole discretion, grant Incentive Units to any one or more Employees. The number of Incentive Units granted to each Employee shall be determined by the Committee. Incentive Units may only be


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granted on a Valuation Date. Unless otherwise determined by the Committee, in its sole discretion, subject to adjustment as provided in Section IV(c) below and except for Incentive Units granted in exchange for Options described in
Section IV(b) below, the "Initial Value" of any Incentive Unit granted under the Plan shall be equal to the value of such Incentive Unit determined (under
Section I(m) hereof) as of the Valuation Date on which such Incentive Unit is granted. Subject to adjustment as provided in Section IV(c) below, the aggregate maximum number of Incentive Units that may be granted under this Plan is 1,000,000.

         (b) Exchange of Options for Incentive Units. The Committee may permit any one or more Employees to exchange Options for Incentive Units on a Valuation Date. The number of Incentive Units to be received by each Employee in exchange for Options, and the number of Options that can be exchanged for Incentive Units, shall be determined by the Committee in its sole discretion. In the case of Incentive Units granted in exchange for Options, the "Initial Value" of any such Incentive Unit shall be the amount shown on Schedule 1 hereto opposite the date on which the Option exchanged therefor was originally granted (e.g., January 1, 1996 or such other applicable later date) in lieu of the Initial Value on the Valuation Date coinciding with the date of grant of the Incentive Unit.

         (c) Recapitalization, Etc. In the event there is any change in the outstanding common stock of the Corporation by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, increase or decrease in the number of outstanding shares or otherwise (including that a sale of all or substantially all of the assets of its common stock shall occur or be pending), there shall be substituted for, added to or subtracted from each Incentive Unit then outstanding under the Plan the number of additional or partial Incentive Units that the Board determines accurately reflects the effect of such reorganization, recapitalization, stock split, stock dividend, share combination or other such event. Likewise, the Initial Value of each Incentive Unit shall also be adjusted by the Board if it determines that such adjustment is appropriate.

         (d) Vesting in Incentive Units. The Incentive Units granted to an Employee or received by an Employee in exchange for Options shall vest as determined by the Committee, in its sole discretion. In the absence of any action by the Committee to select a different vesting schedule, Incentive Units shall vest cumulatively, in twenty percent (20%) increments, on each anniversary of the date such Incentive Units were granted to the Employee or received in exchange for Options and such vesting shall end upon the termination of an Employee's employment with the Corporation or any Subsidiary for any reason whatsoever; provided, however, that solely with respect to Incentive Units granted in exchange for Options as provided in Section IV(b) above, such Incentive Units shall proportionally retain the vested status and the vesting schedule of the Options exchanged therefor. Notwithstanding the foregoing, (i) if, after a Change in Control of the Corporation, an Employee's employment with the Corporation or any Subsidiary is terminated by the Corporation (or its applicable Subsidiary) for any reason other than Good Cause, is terminated as a result of death or permanent disability or is terminated by the Employee for Good Reason, such Incentive Units will become fully and immediately


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vested and payable in cash (pursuant to the terms of Section IV(f) hereof) and
(ii) such Incentive Units, to the extent not then exercised, shall become immediately forfeited and totally unexercisable upon the termination of an Employee's employment with the Corporation or any Subsidiary for Good Cause (without regard to whether a Change in Control of the Corporation has occurred).

         (e) Exercise of Incentive Units. Subject to the following, an Employee may exercise his vested Incentive Units at such times as are determined by the Committee in its sole discretion (an "Exercise Date"). Notwithstanding the preceding sentence, and subject to both the immediate payment and the forfeiture rules set forth in Section IV(d) hereof, no Incentive Unit may be exercised after the earlier of (i) the sixth (6th) anniversary of the date the Incentive Unit is granted or (ii) the later of (A) one year after the Employee's termination of employment with the Corporation or any Subsidiary due to his (1) death, (2) permanent disability or (3) Retirement or (B) ninety (90) days after the Employee's termination of employment for any other reason. Any and all of an Employee's Incentive Units that are not timely exercised shall become null and void and totally unexercisable. Except in the case of a termination of employment following a Change of Control of the Corporation, an Employee shall exercise his vested Incentive Units by completing a Notice of Exercise Form in the form of Exhibit A hereto, and delivering such form to the Corporation in accordance with the notice provisions set forth herein.

         (f) Value of Incentive Unit Upon Exercise. Upon the exercise of an Incentive Unit, the Employee shall receive from the Corporation in cash the excess, if any, of the "Final Value" of such Incentive Unit (which Final Value shall equal the value of the Incentive Unit determined under Section I(m) hereof as of the Valuation Date on or, in the event of an exercise between Valuation Dates, immediately preceding the Exercise Date) over the Initial Value of such Incentive Unit. Such cash payment shall be made by the Corporation within 60 days of its receipt of a properly completed Notice of Exercise Form as described in Section IV(e) above.

                           V. MISCELLANEOUS PROVISIONS

         (a) Assignment or Transfer. No right to any accrued but unpaid Incentive Unit shall be sold, assigned, redeemed, pledged, transferred or otherwise encumbered by an Employee except by will or the laws of descent and distribution.

         (b) Withholding Taxes. The Corporation or the appropriate Subsidiary shall have the right to deduct from all cash payments hereunder any federal, state, local or foreign income and employment taxes required by law to be withheld with respect to such payments.

         (c) Costs and Expenses. The costs and expenses of administering the Plan shall be borne by the Corporation and shall not be charged against any particular award nor to any Employee receiving an Incentive Unit but shall be included in the Corporation's computation of consolidated net income or loss.


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         (d) Funding of Plan. The Plan shall be unfunded. The Corporation shall not be required to segregate any of its assets to assure the payment of any Incentive Unit under the Plan. Neither the Employees nor any other persons shall have any interest in any fund or in any specific asset or assets of the Corporation or any other entity by reason of any accrued but unpaid Incentive Unit. The interests of each Employee hereunder are unsecured and shall be subject to the general creditors of the Corporation and the applicable Subsidiaries.

         (e) Other Incentive Plans. The adoption of the Plan does not preclude the adoption by appropriate means of any other incentive plan for Employees of the Corporation or any Subsidiary.

         (f) Plurals and Gender. Where appearing in this Plan, masculine gender shall include the feminine and neuter genders, and the singular shall include the plural, and vice versa, unless the context clearly indicates a different meaning.

         (g) Headings. The headings and sub-headings in this Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

         (h) Severability. In case any provision of this Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

         (i) Limitations on Liability. Neither the Corporation nor any Subsidiary shall be responsible in any way for any action or omission of the Board, the Committee, or any other fiduciaries in the performance of their duties and obligations as set forth in this Plan. Furthermore, neither the Corporation nor any Subsidiary shall be responsible for any act or omission of any of their agents, or with respect to reliance upon advice of their counsel, provided that the Corporation and/or the appropriate Subsidiary relied in good faith upon the action of such agent or the advice of such counsel. Neither the Corporation, any Subsidiary, the Board, the Committee, nor any agents, employees, officers, directors or stockholders of any of them, nor any other person, shall have any liability or responsibility with respect to this Plan, except as expressly provided herein.

         (j) Incapacity. If the Committee shall receive evidence satisfactory to it that a person entitled to receive payment of, or exercise, any Incentive Unit is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such Incentive Unit and to give a valid release thereof, and that another person or an institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of such person shall have been duly appointed, the Committee may make payment of such Incentive Unit otherwise payable to such person to such other person or institution, including a custodian under a Uniform Gifts to Minors Act, or corresponding legislation (who shall be an adult, a guardian of the


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minor or a trust company), and the release by such other person or institution shall be a valid and complete discharge for the payment or exercise of such Incentive Unit.

         (k) Cooperation of Parties. All parties to this Plan and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out this Plan or any of its provisions.

         (l) Governing Law. All questions pertaining to the validity, construction and administration of the Plan shall be determined in accordance with the laws of the State of New Jersey, without giving effect to conflict of law principles.

         (m) Nonguarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Corporation or any Subsidiary and any Employee, as a right of any Employee to be continued in the employment of the Corporation or any Subsidiary, or as a limitation on the right of the Corporation or any Subsidiary to discharge any of its Employees, at any time, with or without cause.

         (n) Notices. Each notice relating to this Plan shall be in writing and delivered in person, by recognized overnight courier or by certified mail to the proper address. Except as otherwise provided in any Incentive Unit award agreement with respect to the exercise thereunder, all notices to the Corporation or the Committee shall be addressed to it at l361 Alps Road, Wayne, New Jersey 07470, Attn: Vice President-Human Resources. All notices to Employees, former Employees, beneficiaries or other persons acting for or on behalf of such persons shall be addressed to such person at the last address for such person maintained in the Corporation's records.

                      VI. AMENDMENT OR TERMINATION OF PLAN

         The Board may amend the Plan from time to time or suspend or terminate the Plan at any time. In the event the Plan is terminated for any reason, the vesting, exercise, and expiration provisions, as described in this Plan, for all Incentive Units granted up to and including the date of the termination of the Plan, will remain in effect.


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